                                                                    EXHIBIT 99.2



(CRAFTMADE LOGO)



FOR IMMEDIATE RELEASE                                                    FY03-03

For Further Information:
Kathy Oher                                        Hala Aly
Chief Financial Officer                           Halliburton Investor Relations
(972) 393-3800, ext. 166                          (972) 458-8000
Investorrelations@craftmade.com                   haly@halliburtonir.com

                          CORRECTION TO FINANCIAL TABLE

          CRAFTMADE INTERNATIONAL ANNOUNCES SALES AND EARNINGS RESULTS
                FOR ITS FISCAL 2003 THIRD QUARTER AND NINE MONTHS
                          -Net Income Increased 39.9%-

COPPELL, TEXAS, April 22, 2003 - Craftmade International, Inc. (NASDAQ: CRFT) today reported that net income rose 39.9% to $1,356,000 for its fiscal 2003 third quarter ended March 31, 2003, compared to net income of $969,000 for the third quarter of fiscal 2002. On a fully diluted basis, net income per share increased 56.3% to $0.25 for the third quarter ended March 31, 2003, compared to earnings per share of $0.16 for the corresponding year-ago period. Fully diluted shares outstanding for the three-month period were 5,436,000 compared to 6,012,000 for the same period last year.

"We are pleased by our strong third quarter earnings performance despite a weak retail environment," said James R. Ridings, Craftmade's Chairman and Chief Executive Officer. "Additionally, we continue to refine our patented-display system, which continues to receive strong acceptance from our existing and new mass retail customers."

Revenues for the quarter ended March 31, 2003 increased 19.3% to $17,878,000 from $14,988,000 for the same period last year. Third quarter net sales from the showroom division decreased $229,000, or 2.0%, to $11,146,000 compared to $11,375,000 for the same three-month period last year. Compared to the year-ago quarter, lower sales in the showroom division were primarily due to lower unit sales and lower unit prices on close-out models of certain fans being replaced by new product introductions at the January 2003 market. This was a trend that began in the second quarter of fiscal year 2003. Management expects the showroom division to begin showing positive sales comparisons in fiscal year 2004 as discontinued merchandise becomes more fully liquidated.

Net sales from the mass retail division increased $3,119,000, or 86.3%, to $6,732,000 for the three months ended March 31, 2003, compared to $3,613,000 in the corresponding period last year. The improvement was due to increased sales to a mass retail customer as a result of a new product roll out that included five new outdoor lighting designs and one new promotional item.

Net income from the company's 50%-owned subsidiaries increased to $1,043,000 in the third quarter of fiscal 2003 from $676,000 in the prior-year period. The improvement was primarily due to increased sales of Design Trends portable lamp program, which generated incremental revenue of $1,283,000 during the quarter. In addition, Prime Home Impressions generated incremental sales of $471,000 during the quarter.

                                     -more-

Press Release
Craftmade International, Inc.
April 22, 2003 - Page 2


For the nine months ended March 31, 2003, revenues decreased slightly to $52,860,000 from $53,207,000 for the same period last year. Net income for the nine-month period was $4,928,000, or $0.88 per diluted share, compared to $4,046,000, or $0.68 per diluted share, for the year-ago period.

Gross profit as a percentage of sales for the three months ended March 31, 2003, decreased to 30.0% from 32.7% in the same period last year. Gross profit from the showroom division decreased to 39.7% of sales from 40.8% of sales in the year-ago period, primarily due to lower prices on certain close-out models as discussed above. The gross margin of the mass retail division improved to 13.9% of sales for the three months ended March 31, 2003, compared to 7.1% of sales in the year-ago period. The improvement was due primarily to a write down of slow moving inventory in the amount of $200,000 in the third quarter of fiscal 2002 that did not occur in the third quarter of fiscal 2003.

Total selling, general and administrative expenses increased $45,000 to $3,813,000, or 21.3% of net sales for the third quarter of fiscal 2003, from $3,768,000 or 25.1% of net sales for the same period last year. The improvement in SG&A expenses as a percentage of sales was due primarily to the effect of the increase in TSI's sales leveraging down fixed expenses. In addition, during the quarter ended March 31, 2002, the company incurred expenses related to the upgrade of its logistics and accounting systems that were not incurred during the three-month period ended March 31, 2003.

"We expect to continue to build upon the momentum of our strong year-over-year performance. We remain comfortable with previously stated guidance for full fiscal year 2003 in the range of $1.21 to $1.24 and expect to grow earnings in the 18% to 20% range for fiscal year 2004," Mr. Ridings concluded.

                                        Three Months Ended   Nine Months Ended
                                            March 31,            March 31,
                                        ------------------   -----------------
                                         2003       2002      2003      2002
                                        -------    -------   -------   -------
                                        (In thousands, except per share data)
Net Sales                               $17,878    $14,988   $52,860   $53,207
Cost of Goods Sold                       12,511     10,094    36,206    36,524
Gross Profit                              5,367      4,894    16,654    16,683
Selling, general and
   administrative expenses                3,813      3,768    11,179    11,267
Income from 50% owned
subsidiaries                              1,043        676     3,464     1,993
Income from wholly owned
Subsidiaries                              1,176        834     4,374     4,308
Net income                                1,356        969     4,928     4,046
Diluted
   earnings per share                   $  0.25    $  0.16   $  0.88   $  0.68
Diluted shares
   Outstanding                            5,436      6,012     5,623     5,992

                                    --more--

Press Release
Craftmade International, Inc.
April 22, 2003 - Page 3


A conference call to discuss the company's performance during its fiscal 2003 third quarter, as well as the company's outlook, is scheduled for Tuesday, April 22, at 10:00 a.m. Central Time. To participate in this call, dial (719) 457-2684 and refer to confirmation code 202094. A live Web cast of the call along with the replay can be accessed via the company's Web site at www.craftmade.com.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market, which includes Lowe's, Home Depot and Wal-Mart.

Certain statements in this News Release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company's Form 10-K filing with the Securities and Exchange Commission.

                                       ###